Exhibit 99.1

CONFERENCE CALL TRANSCRIPT
SAIA – Q3 SAIA , INC. EARNINGS CONFERENCE CALL EVENT
DATE/TIME: OCTOBER 24, 2008/11:00AM ET

Operator

Good morning, my name is Bobbie Jo and I will be your conference operator for today. At this time I would like to welcome everyone to the Saia third quarter 2008 earnings call. After the speakers’ remarks, there will be a question-and-answer session. (OPERATOR INSTRUCTIONS) Thank you, Ms. McKenzie, you may begin your conference.

Renee McKenzie - Saia, Inc. — Treasurer

Good morning. Welcome to Saia’s third-quarter 2008 earnings call. Hosting the call this morning are Rick O’Dell, our President and Chief Executive Officer, and Jim Darby, Vice President of Finance and Chief Financial Officer.

Before we begin, you should know that during this call, we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might have been made on this call that are not historical facts are subject to a number of risks and uncertainties and actual results may differ materially. We refer you to our press release and our most recent SEC filings for more information on the exact risk factors that could cause actual results to differ. Now I’d like to turn the call over to Rick O’Dell.

Richard O’Dell - Saia, Inc. — President, CEO

Thank you, Renee. Good morning, everyone, and thank you for joining us. Saia’s third-quarter revenue was $274 million, an increase of 11% from last year. Our operating income was $7.5 million, with net income of $2.9 million.

I’d like to provide a few comparisons that are from continuing operations and results compared to the third quarter of last year. Our operating ratio was 97.3, versus 94.9. On a per-day basis, our LTL tonnage was down 1.1%, with total tonnage down 0.6%. LTL shipments decreased by 2.3%, while LTL weight per shipment increased by 1.2%. LTL yield was up 9.4%, primarily due to the impact of higher fuel surcharges and a longer length of haul. Our third-quarter revenue was negatively impacted by a weak economy, the competitive pricing environment, and disruptions from two hurricanes in cities where Saia has significant share. Cost increases resulted from fuel volatility, inflationary pressure, health care, and bad debt expense.

Excluding the unfavorable variance in equity-based compensation and the gains on the sale of real estate in the prior year, I’d like to note that the operating ratio for the quarter would have been flat with the previous year. We continue to achieve growth in our synergy revenue lanes. Our synergy revenue from the Clark Brothers acquisition, which was completed in 2004, continues to grow and now exceeds $167 million on an annualized run rate. And the synergy revenue from the Connection and Madison freight acquisitions is at annualized run rate of rate of approximately $105 million, which is up 50% compared to last year.

As I’ve noted in past calls, we believe that planning and implementation of Saia specific initiatives are central to our success. I’d like to provide a few updates on those items. Our Line Haul routing and optimization project is fully implemented and yielding targeted improvements. As we grow, and our customers’ freight needs changed, tonnage and routings will be constantly re-optimized. Our partnership with Georgia Tech is now moving into the next phase to develop a true dynamic planning tool.

Some other successes are that our revenue from our enhanced weight and inspection program and targeted savings and purchase transportations have exceeded our expectations, the rollout of our wireless cross-dock system is now complete, and resulting in solid operating efficiencies. Consistent training and focus helped us post a reduction in accident severity, and resulted in overall improvement in our safety performance. Our industry leading Extreme Guarantee Product remains unmatched in the industry, and continues to be a part of our success. In this difficult environment, we’ve utilized our wireless technology to allow us to centralize functions that reduce administrative costs, while continuing to provide customers outstanding service.

While I’m disappointed in this quarter’s absolute results, our strategy is solid and we’ve demonstrated improvements in our operations initiatives and our engineered process enhancements. Saia’s 8,200 employees continue to provide customers outstanding service, with an on-time record of 97% in the quarter. These efforts continue to position Saia well to manage through a difficult environment and to capitalize when industry fundamentals do recover.

As an update on our corporate campaign, Saia on the Road with Susan G. Komen for the Cure, our pink trailer has traveled through 16 states. It’s currently in St. Louis, Missouri, and is headed to Little Rock, Arkansas, next week. We have over 28,000 hits on our web site, so a lot of people are tracking the pink trailer’s progress to learn about our campaign.

Now I’d like to have Jim Darby review our financial results. Jim?

James Darby - Saia, Inc. — VP of Finance, CFO

Thanks, Rick, and good morning, everyone. For clarity, all comments reflect results from continuing operations. For the third quarter 2008, earnings per share were $0.21, compared to $0.43 per share last year. For the quarter, revenues were $274 million, and operating income was $7.5 million with one additional workday.

Fuel prices remained high during the third quarter, averaging 52% higher than a year ago. The cost-per-gallon increases were offset by the fuel surcharge during the third quarter. Claims and insurance expense was $2.2 million lower than the prior year period due to reduced accidents severity. The Company continues to show favorable accident frequency trend, reflecting our ongoing emphasis on safety and driver training.

Due to the increase in the share price during the quarter, the Company had an equity-based compensation expense of 600,000, or $0.03 per share, versus the prior-year benefit of $3.4 million, or $0.15 per share. As a reminder, for future modeling, with about 160,000 shares in the plan, each dollar movement in Saia’s stock price results in $160,000 in expense or benefit.

Depreciation and amortization ran $10.3 million during the quarter, versus prior year of $9.8 million. Our effective tax rate from continuing operations for the quarter was 35.5%. For modeling purposes, we project our consolidated effective tax rate to be around 38% for the full year of 2008, excluding the impact of the alternative fuel tax credit related to prior periods. Additionally, the prior year quarter included a pretax gain of $1.7 million from the sale real estate, or $0.07 per share.

Year-to-date revenues were $800 million, compared to $732 million in the prior-year period. Operating income was $20.4 million, with net income of $8.3 million, compared to operating income of $34.3 million, with net income of $16.4 million in the prior-year period. Earnings per share from continuing operations were $0.61, compared to $1.15 in the prior year. As of September 30, 2008, debt was $138 million, net the Company’s $21 million cash balance at quarter end, net debt to total capital was 35.7%. This compares to total debt of $173 million with net debt to total capital up 45.3% at December 31, 2007.

Our consolidated net capital expenditures for the first nine months of 2008 were $20.5 million, compared to $54.5 million in the prior year period from continuing operations. Revised anticipated capital expenditures for the year are approximately $25 million. As we have previously mentioned, we are managing for cash flow, and have curtailed discretionary capital expenditures to ensure a solid balance sheet and maintain financial flexibility.

Subsequent to the end of the quarter, Saia implemented a reduction in force to bring the Company’s salaries and wages in line with current business levels. This action was taken, as the industry is experiencing lower than normal seasonal volume and an uncertain economic environment. The work force reduction was approximately 5% across field operations and the corporate office.

A quick comment on discontinued operations. In the quarter, the Company entered into a final settlement with the debtors of a former subsidiary. This resulted in net expenses of $123,000 or $0.01 per share, as discontinued operations for the adjustment of liabilities from indemnification obligations related to the 2006 sale of that subsidiary.

Now I’d like to turn the call back to Rick.

Richard O’Dell - Saia, Inc. — President, CEO

Thank you, Jim. As Jim mentioned, we focused on prudent balance sheet management, and reduced our debt to preserve our strong financial position. I’m pleased that we have further increased our financial flexibility to weather the downturn and make appropriate strategic investments. We continue to pursue our tactic of building density in our network, while simultaneously pursuing engineered process improvements and other cost-reduction initiatives. I’m confident that our strategy is sound, and Saia remains well positioned to enhance margins when industry fundamentals do improve. Now I’d like to open it up to questions. Operator?

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) We’ll pause for just a moment to compile the Q&A roster. Your first question comes from the line of David Ross of Stifel Nicolaus.

David Ross - Stifel Nicolaus — Analyst

Gentlemen.

James Darby - Saia, Inc. — VP of Finance, CFO

Good morning, David.

David Ross - Stifel Nicolaus — Analyst

Rick, can you talk a little bit about just how the quarter developed, and what you’re seeing in October from both a tonnage and a pricing perspective? I mean, a lot of people are saying that it’s really upside down this year, with the beginning of the third quarter being the strongest and the end of the third quarter being the weakest.

Richard O’Dell - Saia, Inc. — President, CEO

Yeah, sure. I’ll let Jim go through the tonnage numbers, and I’ll make some comments on pricing.

James Darby - Saia, Inc. — VP of Finance, CFO

Okay. David, I’ll walk you through what we experienced, and then I’d like to give you a little bit of flavor for the impact of the hurricanes in the month of September. The LTL tonnage as we went through the quarter, July was up 0.7% over prior year, and then August was actually down 1% from a year ago, and September was down 3.2% from a year ago. And so that’s how the quarter gets to minus 1.1 per day. So you’re right, July was running ahead and then August and September were down.

If we adjust for the hurricane impact as we see it, September’s LTL tonnage would be down just about like August was, which was down 1% from a year ago, if you take out the impact of the hurricanes. And as we roll into October, we’re seeing about that same trend. We’re trending down about 1% from a year ago so far this month.

David Ross - Stifel Nicolaus — Analyst

Okay. And then the pricing trends, Rick?

Richard O’Dell - Saia, Inc. — President, CEO

I mean, David, honestly we’re in the same business as a lot of the other people have already announced and made comments. And net of mix changes, I mean, our pricing is negative from last year, and it actually got worse quarter to quarter. And we said that the last quarter we were coming out of the quarter with lower yields than we went in. And I’ve said this in the past, I think the longer the downturn goes on, it impacts both the carriers as well as our customers, the more difficult the pricing environment becomes. So I guess I’m confident that Saia has a good costing model and we use that with discipline to make good pricing decisions for the Company as well as for our customers, but certainly a challenging environment.

David Ross - Stifel Nicolaus — Analyst

Has it gotten any worse in October from September even?

Richard O’Dell - Saia, Inc. — President, CEO

I wouldn’t say that necessarily.

David Ross - Stifel Nicolaus — Analyst

Okay. And then with fuel having declined so rapidly and fuel prices falling significantly as well, are you at the point yet where you can get better base rate increases from customers, or how is that working out?

Richard O’Dell - Saia, Inc. — President, CEO

Yeah. I think the drop’s been so quick and it doesn’t happen, I don’t think, that quickly. I think overall, when the fuel surcharge mechanism works, we went from going through a process where we were addressing fuel surcharge caps and inadequate mechanisms. We resolved a bunch of those, and then the prices went down to where it basically made it somewhat irrelevant, at least in the near term, so I don’t know, you spend a bunch of time working on those things and it doesn’t seem to matter. I guess obviously when you have a 50% decline in prices after the big run-up, you have to think over time, obviously, that improves the net cost for customers and makes the situation better for them on an absolute cost basis.

David Ross - Stifel Nicolaus — Analyst

But did you have to give up any base rates to get those caps removed earlier this year that might be hurting you now?

Richard O’Dell - Saia, Inc. — President, CEO

Not really. Not specifically. Each one’s done on a customer-by-customer basis, and you look at the combination of the base rate, and the fuel to see if it’s adequate or not. So specifically, I can’t say it didn’t happen in certain circumstances, but generally that’s not the way it works.

David Ross - Stifel Nicolaus — Analyst

Okay. Can you also talk a little bit about interregional business versus the regional business? I know that your length of haul continues to go up so that seems to be growing faster. How much faster is it growing than the typical regional business, and is there a specific reason for that? Is it just because of the new lanes, refocused sales effort, market share gains?

Richard O’Dell - Saia, Inc. — President, CEO

I think part of it is you’re in an environment where our traditional business is obviously being challenged, where we have a lot of market share more in the regional business as being challenged by the environment. And then some of the areas where we’re growing to and from the upper Midwest happen to have attractive lanes and a little bit longer length of haul, and over time as we’ve expanded our map we tend to see some increase in average length of haul. That’s a trend that has been happening. But I don’t think there’s not a real significant change in the mix. I mean, it’s kind of happening more over a period of time.

And I think it’s largely like I said, because while we’re growing in some of our newer areas and more of a longer length of haul where we haven’t had a lot of share, and, again, we’re probably, while we’re maintaining share, I think, in the overnight regional markets, we had a larger share to start with, so we’re more impacted kind of by the economic environment.

David Ross - Stifel Nicolaus — Analyst

Okay. And then last question, you talked about extending, or I guess, lowering your CapEx a little bit. What’s the average age of the fleet right now? And where is that normally, and where do you want it to be?

James Darby - Saia, Inc. — VP of Finance, CFO

Our average age of fleet right now is about , for tractors, it’s just under six years, and for trailers, it’s between 7.5 and eight, and it’s very slightly up from where we were a year ago. That’s about the range that we will be

Richard O’Dell - Saia, Inc. — President, CEO

A couple comments there on the age of fleet. We really look at our fleet on a tractor basis, we separate line haul in the city, a couple things. One is the last couple of years, we’ve had some significant capital expenditures, and with tonnage being as soft as it is, we probably were in a situation where we had some excess fleet, and we didn’t put the miles on it. We haven’t needed to add, which has kind of caused us to — - which normally would bring your fleet down if you’re growing, which is what we’ve done historically.

Secondarily is we really look at our tractors in particular very differently in that with our line haul units, we want to keep them five years or newer, but in the city operation, with some limited use, that’s why you kind of see the average age up like it is. But we are in a situation where — - and would expect to continue to plan for a line haul fleet all to be under five years, and we average about three, which is kind of more in line with what you expect with the fleet that’s having a bunch of miles put on it.

David Ross - Stifel Nicolaus — Analyst

Thank you very much.

Richard O’Dell - Saia, Inc. — President, CEO

Sure.

Operator

Your next question comes from the line of Art Hatfield of Morgan Keegan.

Arthur Hatfield - Morgan Keegan & Co., Inc. — Analyst

How you doing this morning? Hey, just real quick, we know the environments a little bit tougher right now. But I was just playing with some numbers here, and looking at your OR this quarter and kind of trying to look at your Company operationally year over year, if I look at some of the things you mentioned on the first page of the release about the real estate gain last year, and if I back out that and the equity-based comp, I basically get a flat OR year over year. Could you talk a little bit about that? It seems to me that, given the environment we’re in and the little bit more difficult pricing environment that you seem to be making some real progress on the cost initiatives that you’ve had in place for this year. Can you say if that is the case, and what you kind of expect to see things going forward?

Richard O’Dell - Saia, Inc. — President, CEO

I guess a couple of things. On the cost side, we outlined the initiatives at the beginning of the year. Took a while to get us some traction in those, and I think we got some good traction the second quarter, and we sustained those results as we came into the third quarter. So we’re pleased with that.

We combined engineering and technology resources with some effective field organization execution to achieve those results, and as we look into next year we continue to continue investing resources to advance technology, as well as our engineering efforts. And we continue to believe those things will pay off over a period of time. We’re kind of going through our list and prioritizing those initiatives and trying to establish some good targets for that as we go forward.

I guess the other thing in terms of the outlook, is obviously we can’t control the external environment. We can only control what we do, and I am from that perspective really pleased in some of the execution. I would comment, too, we made this 5% staffing reduction. If we got normal seasonality from our volumes and hit our targeted cost execution, that would also have about actually more than one-point favorable impact on our margins going forward, and we’re kind of executing in line with our target with that right now.

But again, we don’t know how much of that gets offset with the volume environment and the pricing, so near term we’re about three weeks into it. We’re pleased with the execution results, which are actually a little better than the run rate we had in the third quarter. But again, obviously, it’s kind of uncertain in terms of what’s going to happen from a volume standpoint.

Arthur Hatfield - Morgan Keegan & Co., Inc. — Analyst

Can you address the 5% cut issue? Because after you had announced it, we started hearing from some people in industry questioning that, because they were seeing some of the terminals that they competed against locally were seeing larger layoffs than the 5%. And can you address kind of how that flowed throughout the network?

Richard O’Dell - Saia, Inc. — President, CEO

Well obviously, regionally, you look at it from a volume standpoint to see where we were from a volume standpoint, and the 5% is the average. I mean, we’ve got markets obviously that are generating growth, and we didn’t make adjustments in some of those. In some other areas where we had some softer volume, and we saw some opportunities from an execution standpoint, we worked on that.

And one of the comments I would make, too, is we’ve made a lot of investments in technology the last couple of years, in wireless stock operations, we have a wireless P&D dispatch and we’ve centralized some dispatch functions, maybe even between three small terminals to eliminate some overhead costs. It varied actually fairly significantly across locations, and some terminals had zero.

Arthur Hatfield - Morgan Keegan & Co., Inc. — Analyst

Okay.

Richard O’Dell - Saia, Inc. — President, CEO

So obviously, to average five you had to do more in other locations.

Arthur Hatfield - Morgan Keegan & Co., Inc. — Analyst

Sure. No, I understand. I just wanted you to address that. Thanks. That’s all I had. Congratulations on really a good quarter in a difficult environment.

Richard O’Dell - Saia, Inc. — President, CEO

Thanks, Art.

Operator

Your next question comes from the line of Thom Albrecht with Stephens, Inc.

Thomas Albrecht - Stephens, Inc. — Analyst

Rick, Jim, Renee, how’s everybody doing?

Richard O’Dell - Saia, Inc. — President, CEO

Good.

Thomas Albrecht - Stephens, Inc. — Analyst

Let me just get a couple of factual questions out of the way and then ask something else. Jim, what of the length of haul?

James Darby - Saia, Inc. — VP of Finance, CFO

Length of haul for the quarter, Thom, was 691, and it’s up 8% over a year ago.

Thomas Albrecht - Stephens, Inc. — Analyst

Okay. All right. And then on your CapEx, I know you said it would be about $25 million. Given that the environment for ‘09 promises to be as equally challenging as ‘08 if not more, do you have any thoughts on where the ‘09 CapEx might be? And do you have any thoughts on sort of what your maintenance CapEx is? I mean, I would almost guess it would be a little higher than $25 million, but I would like to hear your thoughts.

James Darby - Saia, Inc. — VP of Finance, CFO

Right now, we’re just in the middle of our planning process for next year. And we normally would disclose the CapEx for the following year in the January call.

Thomas Albrecht - Stephens, Inc. — Analyst

Sure.

James Darby - Saia, Inc. — VP of Finance, CFO

So I expect to do it then. And really, you’re right; our CapEx for next year will really be driven by our outlook for ‘09.

Thomas Albrecht - Stephens, Inc. — Analyst

Do you have, but apart from whatever you’d settle on, sort of an assessment of what your normal maintenance CapEx would be regardless of the environment?

James Darby - Saia, Inc. — VP of Finance, CFO

You say regardless of the environment, and the maintenance CapEx would probably approach our depreciation levels, which are about $40 million.

Thomas Albrecht - Stephens, Inc. — Analyst

Okay.

Richard O’Dell - Saia, Inc. — President, CEO

But I mean one of the things you can fairly easily do as we said is look at your line haul fleet and keep that up to date in terms of your trade out process, and let some of your city fleet age a little bit. There is some flexibility that you have, and obviously with trailers, I know that, particularly with some of the newer trailers we’re buying, have very high durability rates, and you can look at those things in terms of if you are looking at near-term cash management, as well.

Thomas Albrecht - Stephens, Inc. — Analyst

Okay.

Richard O’Dell - Saia, Inc. — President, CEO

So, we’ve got some flexibility there would be my point.

Thomas Albrecht - Stephens, Inc. — Analyst

I understand.

Richard O’Dell - Saia, Inc. — President, CEO

Just like this year, and again, quite frankly, part of that was driven from we’ve been buying equipment, we acquired some companies that had an older average age of fleet, and we invested a lot for a few years. And that allows you to kind of defer for a little bit.

Thomas Albrecht - Stephens, Inc. — Analyst

Okay. One of your competitors suggested that over the last four to six weeks the weight per shipment has started to come back in. It’s still up year over year, but the dramatic numbers that had been such a part of things for the last few quarters seems to be coming in now. I’m wondering if that’s your trend over the last four, five weeks.

Richard O’Dell - Saia, Inc. — President, CEO

I don’t know that we tracked it on a weekly basis. We can get with you outside of the call and get an answer for that. I would tell you that the daily fluctuations and weekly fluctuations have been fairly volatile, and we’ve had some weeks that were pretty strong, and we have some weeks and/or days where you think, well, that wasn’t very good. We’ve had some that were — - we had one week that was surprisingly strong, so I don’t know what to read about short term trends like that. Can’t give you any more insight than — - I probably can’t give you the insight that you’d like to have, let alone the insight I’d like to have either.

Thomas Albrecht - Stephens, Inc. — Analyst

Right. And I just want to double check. You said Clark the run rate is 160 and MFS 105. Were those the figures that I heard?

Richard O’Dell - Saia, Inc. — President, CEO

Yes.

Thomas Albrecht - Stephens, Inc. — Analyst

Okay. And obviously one of your competitors is going to be looking to rid themselves of a lot of terminals. What’s your latest thoughts on the sufficiency of your network as is the 37 states? Do you have some obvious needs there, or is that set, and if you were to look to acquire terminals then, would they be into new territories?

Richard O’Dell - Saia, Inc. — President, CEO

We’re really focused on improving our margins and building density within the network that we have. We’ve been looking within our geography. I guess in terms of capacity, you can see the last several years, we’ve made some significant investments in some facilities and some major markets. So we’re in good shape with our Breakbulk operations, but there are some areas, particularly in some of the acquired geographies over the last several years. And even when we by merged with Westex, they didn’t really own any facilities, or Action Express, and or we’ve made some investments in the west, but we would kind of look for some of those opportunities as well if they come about.

Thomas Albrecht - Stephens, Inc. — Analyst

Okay. I think that’s all I had. Thanks for the commentary.

Richard O’Dell - Saia, Inc. — President, CEO

Okay. Thanks, Thom.

Operator

Your next question comes from the line of Ed Wolfe with Wolfe Research.

Richard O’Dell - Saia, Inc. — President, CEO

Good morning, Ed.

Edward Wolfe - Wolfe Research — Analyst

To get at something that maybe there’s just no answer for. Tom was asking about the weight per shipment that we’ve seen at other (inaudible) go up dramatically more than their tonnage. Your weight per shipment hasn’t really been tracking more than your tonnage. Why do you think yours would be so different from Old Dominion and Conway, where they’ve been seeing a big per-shipment increase and you haven’t until very recently anyway?

Richard O’Dell - Saia, Inc. — President, CEO

I don’t know. Especially last year, we saw some of that. And I know the only thing that we’d say on our year-to-year comps, which are getting more comparable, because we obviously went through some transition business with the post connection acquisition.

And that could have had some impact obviously, because we were growing in entirely new and/or unrelated customers a lot in that market, and we lost some of their traditional business up there, which could have had probably the biggest impact. But now we’re kind of getting to more where that transition was pretty much behind us. This quarter where you’re looking at some more normalized I would say comps, some of that noises out anyway. But I don’t know. Quite frankly be I’m a little bit baffled by the magnitude of some of those weight-per-shipment changes, as well. Unless they participate more in some segments than we do or something, I don’t know what it would be. Obviously we all have very diverse customer groups.

Edward Wolfe - Wolfe Research — Analyst

That’s what I was getting at. But it sounds like it might be mix from the acquisitions that offset some of that.

Richard O’Dell - Saia, Inc. — President, CEO

I would think so, Ed.

Edward Wolfe - Wolfe Research — Analyst

All right. Do you have a revenue per 100 net weight of fuel?

Richard O’Dell - Saia, Inc. — President, CEO

No, we don’t break that out anymore.

Edward Wolfe - Wolfe Research — Analyst

Okay. But is it safe to say that that number, including mix changes, is a negative number?

Richard O’Dell - Saia, Inc. — President, CEO

It is. I know several of the competitors have announced more in the 1% to 2% range, and we’d be in that range, as well. And our estimates, I mean, we use modeling that looks at the length of haul, the weight per shipment, and the mix, and ours I would say, absent the mix, it would be in that range, as well.

Edward Wolfe - Wolfe Research — Analyst

Okay. Jim, is there any more risk of more Jevic indemnification kinds of things coming in the future, or is this behind you at this point?

James Darby - Saia, Inc. — VP of Finance, CFO

We think this is it, Ed. In the second quarter we booked what we thought what was the amount that we took on for the indemnification, related to some old claims, and we really saw a small adjustment in that. Then we did a final settlement third quarter that allowed us to true up those claims, and draw on the letters of credit that support them. So we think we’re done. We think we have resolved all the claims [between us].

Edward Wolfe - Wolfe Research — Analyst

Okay. What’s a maintenance CapEx kind of number? I mean, obviously it’s more than 25. An ongoing, we want to stay at this level of size that we’re at and run our business kind of thing, over this long period of time. What’s the right number without growing new terminals?

Richard O’Dell - Saia, Inc. — President, CEO

We think it would approach kind of your depreciation levels. About $40 million.

Edward Wolfe - Wolfe Research — Analyst

Okay. What are you seeing from your large competitor who feels to be under a lot of duress? Are they the only one in the market kind of putting massive price pressure, or is it pretty much everybody at this point?

Richard O’Dell - Saia, Inc. — President, CEO

We don’t comment on specific competitors, but it’s a very competitive market out there. I don’t think there’s any one player that’s the only one that’s responding to the volume challenges. Quite frankly, it’s driven by the customers more than — - we’re not just out there trying to cut rates. Obviously, you got customers putting things out for bid, and you get put in a defensive position.

Edward Wolfe - Wolfe Research — Analyst

Fair enough.

Richard O’Dell - Saia, Inc. — President, CEO

I would say it’s probably not just one, but you do see more pricing pressure from some weaker players obviously.

Edward Wolfe - Wolfe Research — Analyst

Okay. Somebody asked you the question of kind of there’s going to be a lot of real estate for sale, what do you want to go get. I was kind of under the impression you’ve been selling some real estate recently.

Richard O’Dell - Saia, Inc. — President, CEO

No.

Edward Wolfe - Wolfe Research — Analyst

Do you have any terminals that are up right now?

James Darby - Saia, Inc. — VP of Finance, CFO

No. And if you’re referring to the gains that we had in the third quarter a year ago, that’s because we built a new terminal and sold the old one.

Richard O’Dell - Saia, Inc. — President, CEO

We built the new terminal last year in Houston and sold our old terminal.

James Darby - Saia, Inc. — VP of Finance, CFO

No. We’re not selling our terminal.

Edward Wolfe - Wolfe Research — Analyst

You didn’t close five in May?

Richard O’Dell - Saia, Inc. — President, CEO

They were small leased terminals.

Edward Wolfe - Wolfe Research — Analyst

Okay. Those weren’t yours to own?

Richard O’Dell - Saia, Inc. — President, CEO

No.

Edward Wolfe - Wolfe Research — Analyst

Okay. So you’re not worried about the pressure on the real estate values from that, in other words?

Richard O’Dell - Saia, Inc. — President, CEO

No.

Edward Wolfe - Wolfe Research — Analyst

Sounds like you’re not looking to buy them and you’re not worried about them coming on the market in general?

Richard O’Dell - Saia, Inc. — President, CEO

In strategic markets, in a place where you might be leasing, or you’d like to own and control your destiny there, in a place where we don’t have it, we would look for those as opportunistic purchases. But other than that, we’re not out on a shopping spree or anything.

Edward Wolfe - Wolfe Research — Analyst

Okay. And based on what you said before about October tonnage down 1%, year over year, it feels like no real change getting worse in October relative to September.

James Darby - Saia, Inc. — VP of Finance, CFO

That’s right. We’re seeing pretty much that same trend.

Edward Wolfe - Wolfe Research — Analyst

Okay. That’s what we’re hearing across the board. Thank you very much. I really appreciate the time.

Richard O’Dell - Saia, Inc. — President, CEO

Thanks, Ed.

Operator

Your next question comes from the line of John Mimms with BB&T Capital Markets.

John Mimms - BB&T Capital Markets — Analyst

Hey, good morning, guys. I got on a couple of minutes late, so I apologize if you already commented on this. But I know there are some concerns as far as cleaning up the balance sheet and paying off some debt. But at $8.00, or sub $8.00, are you looking at repurchasing shares?

James Darby - Saia, Inc. — VP of Finance, CFO

No.

Richard O’Dell - Saia, Inc. — President, CEO

No, we haven’t.

James Darby - Saia, Inc. — VP of Finance, CFO

We don’t have a plan out there approved and we’re not looking for it right now.

Richard O’Dell - Saia, Inc. — President, CEO

Obviously with our tangible book value at 12.60 it is tempting as you said.

John Mimms - BB&T Capital Markets — Analyst

Right. And then, other questions are about market share, but I think most of those have been answered. So thanks for the time. And great quarter.

Richard O’Dell - Saia, Inc. — President, CEO

Thanks.

Operator

(OPERATOR INSTRUCTIONS) Your next question comes from the line of Jason Seidl of Dahlman Rose.

Jason Seidl - Dahlman Rose & Company — Analyst

Good morning, guys.

Richard O’Dell - Saia, Inc. — President, CEO

Good morning, Jason.

Jason Seidl - Dahlman Rose & Company — Analyst

Rick, we talked a while back, and I think it was early in the spring, and you were starting to sign some contracts that were for more than one year so you could lock in the price then. Could you give us a flavor, sort of what percentage of your overall business did you lock in back then? Because it’s going to look like a pretty good move come ‘09 here I think.

Richard O’Dell - Saia, Inc. — President, CEO

Well, I guess a couple of things. First of all, I’d say locking in is a relative term. But our contracts, there’s no volume commitments to it. So to the extent the pricing dramatically changes and you have a customer that looks at his situation and says, hey, due to their results, too, they’re getting increased pressure, it’s not uncommon for them to come back to you. So at the same time, as we’ve commented, we do have some long-term relationships with customers, and we like to kind of lock in that relationship and then sit down and work with them, honing operating efficiencies and service between the two organizations. So that’s kind of a strategy that we have. But it’s not a lot of customers, you’ve got some large customers that we have a couple two-year contracts with. I can look at the number and give it to you, but I would guess it’s less than 10%.

Jason Seidl - Dahlman Rose & Company — Analyst

Less than, I’m sorry, 2%?

Richard O’Dell - Saia, Inc. — President, CEO

Less than 10, and might be less than five.

Jason Seidl - Dahlman Rose & Company — Analyst

You don’t know? All right.

Richard O’Dell - Saia, Inc. — President, CEO

I can get it for you.

Jason Seidl - Dahlman Rose & Company — Analyst

You can comment to me offline on that. That’s fine. Also, Jim, I apologize. I missed the average age of your tractors. It was kind of muffled when you said it.

James Darby - Saia, Inc. — VP of Finance, CFO

It’s between 7.5 and eight.

Jason Seidl - Dahlman Rose & Company — Analyst

For the tractors. You said that on the trailers, right?

James Darby - Saia, Inc. — VP of Finance, CFO

We’re about 5.5.

Richard O’Dell - Saia, Inc. — President, CEO

Yeah. About five.

Jason Seidl - Dahlman Rose & Company — Analyst

5.5 years?

Richard O’Dell - Saia, Inc. — President, CEO

Yeah.

Jason Seidl - Dahlman Rose & Company — Analyst

All right.

James Darby - Saia, Inc. — VP of Finance, CFO

5.8 is the actual number of tractors, Jason. Sorry.

Jason Seidl - Dahlman Rose & Company — Analyst

Okay 5.8 is the actual, okay. So that’s the blend of both the Line Haul and the P&D?

James Darby - Saia, Inc. — VP of Finance, CFO

That’s correct.

Richard O’Dell - Saia, Inc. — President, CEO

And again, in the line we basically run them for five years in the line. So we’d be somewhere around 2.5 to three.

Jason Seidl - Dahlman Rose & Company — Analyst

Okay. All right. So you could forego any purchases I guess in the near term?

Richard O’Dell - Saia, Inc. — President, CEO

We could.

Jason Seidl - Dahlman Rose & Company — Analyst

It would be okay, if you’re sending — - perfect. Listen, guys, I appreciate the time as always.

Richard O’Dell - Saia, Inc. — President, CEO

All right. Thanks.

James Darby - Saia, Inc. — VP of Finance, CFO

Thanks, Jason.

Operator

At this time, sir, there are no further questions.

Richard O’Dell - Saia, Inc. — President, CEO

Great. Thanks for your interest, and if anyone has follow up or something, be sure to give us a call. Thanks.

Operator

This does conclude today’s conference call. You may now disconnect.